Exhibit 99.1

May 2, 2019

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FIRST QUARTER 2019 RESULTS

EPS from Continuing Operations Increases to $0.48 per Diluted Share

Aggregates Gross Profit Increases 25 Percent and Unit Profitability Expands

Birmingham, Alabama – May 2, 2019 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended March 31, 2019.

Net earnings were $63 million and Adjusted EBITDA was $193 million in the first quarter. The 15 percent growth in Adjusted EBITDA was driven by strong aggregates shipments, up 13 percent year-over-year, and a 5.4 percent increase in aggregates pricing.

Tom Hill, Chairman and Chief Executive Officer, said, “Our first quarter results represent a good start to the year and are consistent with our full-year expectations. Broad-based shipment growth, compounding price improvements and solid operating efficiencies in our aggregates business contributed to 17 percent growth in total revenues and 29 percent growth in operating earnings. These results demonstrate the strength of our unique aggregates-centric business model.

“Aggregates segment gross profit increased from $3.66 per ton to $4.07 per ton. This double-digit improvement in first quarter unit profitability builds on last year’s results, and we are well positioned for further gains in our industry-leading unit profitability.

“Our key markets are benefitting from both robust growth in public construction demand and continued growth in private demand. Leading indicators, such as construction award activity, signal broad-based shipment growth across our footprint. Aggregates pricing momentum continues to improve – consistent with our full-year expectations. As a result, we reiterate our full-year expectations for 2019 earnings from continuing operations of between $4.55 and $5.05 per diluted share and Adjusted EBITDA of between $1.250 and $1.330 billion.”

May 2, 2019

FOR IMMEDIATE RELEASE

First quarter and trailing twelve month highlights include:

	First Quarter		Trailing Twelve Months
Amounts in millions, except per unit data	2019	2018	2019	2018
Total revenues	$996.5	$854.5	$4,524.9	$3,957.4
Gross profit	$191.7	$159.3	$1,133.3	$994.6
Aggregates segment
Segment sales	$835.0	$699.7	$3,649.0	$3,145.5
Freight-adjusted revenue	$628.6	$529.4	$2,766.5	$2,425.3
Gross profit	$185.7	$148.2	$1,029.4	$864.0
Shipments (tons)	45.6	40.5	206.5	185.5
Freight-adjusted sales price per ton	$13.77	$13.06	$13.40	$13.08
Gross profit per ton	$4.07	$3.66	$4.99	$4.66
Asphalt, Concrete & Calcium segments gross profit	$6.0	$11.1	$103.9	$130.7
Selling, Administrative and General (SAG)	$90.3	$78.3	$345.3	$320.9
SAG as % of Total revenues	9.1%	9.2%	7.6%	8.1%
Earnings from continuing operations before income taxes	$74.6	$48.5	$649.4	$369.5
Net earnings	$63.3	$53.0	$526.1	$609.2
Adjusted EBIT	$103.5	$86.4	$802.6	$684.6
Adjusted EBITDA	$192.7	$167.8	$1,156.6	$1,000.5
Earnings from continuing operations per diluted share	$0.48	$0.40	$3.95	$4.48
Adjusted earnings from continuing operations per diluted share	$0.46	$0.44	$4.07	$3.14

Segment Results

Aggregates

First quarter segment gross profit increased 25 percent to $186 million, or $4.07 per ton. As a percentage of segment sales, gross profit margin expanded 100 basis points due to strong growth in shipments and price improvements.

Trailing-twelve month same-store incremental gross profit flow-through rate was 57 percent, which is in line with longer-term expectations of 60 percent. As a reminder, quarterly gross profit flow-through rates can vary widely from quarter to quarter; therefore, the Company evaluates this metric on a trailing-twelve month basis.

First quarter aggregates shipments increased 13 percent (11 percent on a same-store basis) versus the prior year quarter. Solid underlying fundamentals and pent-up demand carried over from last year helped drive shipment growth across most of the Company’s footprint. In California, shipments decreased by double-digits due to record rainfall throughout most of the quarter. A strong demand environment, driven by transportation-related construction as well as growth in the Company’s project-related bookings, support our expectations for shipment growth in California in 2019.

May 2, 2019

FOR IMMEDIATE RELEASE

Price growth was positive across all markets served by the Company. For the quarter, freight-adjusted average sales price for aggregates increased 5.4 percent versus the prior year’s quarter. Excluding mix impact, aggregates price increased 5.8 percent compared to the prior year first quarter. Pricing was particularly strong in Arizona, California, Georgia, Tennessee and Texas. Positive trends in backlogged project work along with demand visibility and customer confidence support continued upward pricing movements throughout 2019.

First quarter same-store unit cost of sales (freight-adjusted) increased 3 percent compared to the prior year quarter due in part to planned higher repair and maintenance costs in advance of the construction season. Unit cost of sales in California was negatively impacted by record rainfall. The Company remains focused on compounding improvements in unit margins throughout the cycle through fixed cost leverage, price growth and operating efficiencies.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was a loss of $3 million for the first quarter, in line with expectations. Asphalt shipments increased 11 percent (5 percent same-store) and asphalt mix selling prices increased 5 percent in the first quarter, or $2.73 per ton. The average unit cost for liquid asphalt was 29 percent higher than the prior year quarter but remained relatively stable throughout the quarter on a monthly basis. Pricing gains are beginning to offset higher liquid asphalt costs, but their impact will be gradual during 2019. The full-year earnings outlook for our Asphalt segment remains unchanged.

Concrete segment gross profit was $9 million versus $10 million in the prior year quarter. Same-store shipments decreased 10 percent year-over-year driven by inclement weather in Virginia. Same-store average price increases of 1 percent led to a modest gain in same-store material margin.

Calcium segment gross profit was $0.7 million, a slight increase versus the prior year quarter.

Capital Allocation and Financial Position

Capital expenditures in the first quarter were $122 million. This amount included $67 million of core operating and maintenance capital investments to improve or replace existing property, plant and equipment. In addition, the Company invested $55 million in internal growth projects to secure new aggregates reserves, develop new production sites, enhance the Company’s distribution capabilities, and support the targeted growth of its asphalt operations. The Company’s full-year expectations for 2019 remain the same - approximately $250 million on maintenance capital and $200 million for internal growth projects that are largely underway.

During the quarter, the Company returned $41 million to shareholders through dividends, a 10 percent increase versus the prior year quarter. No shares were repurchased during the quarter. At quarter-end, total debt was $3.0 billion, or 2.6 times trailing-twelve month Adjusted EBITDA.

May 2, 2019

FOR IMMEDIATE RELEASE

Selling, Administrative and General (SAG) Expenses and Taxes

SAG expense in the quarter was $90 million versus $78 million in the prior year quarter. Full-year expectations for total SAG expense remain unchanged at $355 million. On a trailing-twelve month basis, SAG expense as a percentage of total revenues was 7.6 percent, 50 basis points lower than the prior year period. The Company remains focused on further leveraging its overhead cost structure.

In the first quarter, the Company reported income tax expense of $11 million versus income tax benefit of $5 million in the prior year quarter. The first quarter tax provision includes $9 million less of discrete adjustments related to stock-based incentive compensation compared to the prior year quarter. The Company continues to project an effective tax rate for the full year of 20 percent.

Demand and Earnings Outlook

Regarding the Company’s full-year outlook for 2019, Mr. Hill stated, “We delivered good incremental earnings in the first quarter, and we are well positioned to carry that momentum forward through the remainder of the year. Above-average demand growth in Vulcan markets compared to the rest of the United States further supports our positive outlook for shipment growth. The underlying direction of unit profitability remains clear, supported by our strategic and tactical focus on compounding pricing improvements and operating disciplines. We expect earnings from continuing operations of between $4.55 and $5.05 per diluted share and Adjusted EBITDA of between $1.250 and $1.330 billion. All other aspects of our expectations are consistent with our outlook provided in February.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on May 2, 2019. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 888-221-3881, or 720-452-9217 if outside the U.S. approximately 10 minutes before the scheduled start. The conference ID is 8961757. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

May 2, 2019

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way we do business and how our products are distributed; the effect of changes in tax laws, guidance and interpretations; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A
Vulcan Materials Company
and Subsidiary Companies

(in thousands, except per share data)
	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2019	2018

Total revenues	$996,511	$854,474
Cost of revenues	804,836	695,140
Gross profit	191,675	159,334
Selling, administrative and general expenses	90,268	78,340
Gain on sale of property, plant & equipment and businesses	7,297	4,164
Other operating expense, net	(4,271)	(3,963)
Operating earnings	104,433	81,195
Other nonoperating income, net	3,129	5,071
Interest expense, net	32,934	37,774
Earnings from continuing operations before income taxes	74,628	48,492
Income tax expense (benefit)	10,693	(4,903)
Earnings from continuing operations	63,935	53,395
Earnings (loss) on discontinued operations, net of tax	(636)	(416)
Net earnings	$63,299	$52,979

Basic earnings (loss) per share
Continuing operations	$0.48	$0.40
Discontinued operations	0.00	0.00
Net earnings	$0.48	$0.40

Diluted earnings (loss) per share
Continuing operations	$0.48	$0.40
Discontinued operations	0.00	(0.01)
Net earnings	$0.48	$0.39

Weighted-average common shares outstanding
Basic	132,043	132,690
Assuming dilution	133,054	134,359
Depreciation, depletion, accretion and amortization	$89,181	$81,439
Effective tax rate from continuing operations	14.3%	-10.1%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(in thousands)
Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2019	2018	2018
Assets
Cash and cash equivalents	$30,838	$40,037	$38,141
Restricted cash	270	4,367	8,373
Accounts and notes receivable
Accounts and notes receivable, gross	563,084	542,868	492,103
Allowance for doubtful accounts	(2,554)	(2,090)	(2,667)
Accounts and notes receivable, net	560,530	540,778	489,436
Inventories
Finished products	369,743	372,604	340,666
Raw materials	27,951	27,942	29,393
Products in process	4,976	3,064	1,303
Operating supplies and other	26,727	25,720	28,392
Inventories	429,397	429,330	399,754
Other current assets	62,816	64,633	75,495
Total current assets	1,083,851	1,079,145	1,011,199
Investments and long-term receivables	50,952	44,615	35,056
Property, plant & equipment
Property, plant & equipment, cost	8,559,549	8,457,619	8,116,439
Allowances for depreciation, depletion & amortization	(4,284,211)	(4,220,312)	(4,090,574)
Property, plant & equipment, net	4,275,338	4,237,307	4,025,865
Operating lease right-of-use assets, net	426,381	0	0
Goodwill	3,161,842	3,165,396	3,130,161
Other intangible assets, net	1,085,398	1,095,378	1,060,831
Other noncurrent assets	213,090	210,289	190,099
Total assets	$10,296,852	$9,832,130	$9,453,211
Liabilities
Current maturities of long-term debt	24	23	22
Short-term debt	178,500	133,000	200,000
Trade payables and accruals	248,119	216,473	188,163
Other current liabilities	232,964	253,054	195,122
Total current liabilities	659,607	602,550	583,307
Long-term debt	2,780,589	2,779,357	2,775,687
Deferred income taxes, net	568,229	567,283	479,430
Deferred revenue	184,744	186,397	190,731
Operating lease liabilities	403,426	0	0
Other noncurrent liabilities	483,048	493,640	510,846
Total liabilities	$5,079,643	$4,629,227	$4,540,001
Equity
Common stock, $1 par value	132,069	131,762	132,290
Capital in excess of par value	2,789,864	2,798,486	2,787,848
Retained earnings	2,467,201	2,444,870	2,138,885
Accumulated other comprehensive loss	(171,925)	(172,215)	(145,813)
Total equity	$5,217,209	$5,202,903	$4,913,210
Total liabilities and equity	$10,296,852	$9,832,130	$9,453,211

Table C
Vulcan Materials Company
and Subsidiary Companies

	(in thousands)
	Three Months Ended
Consolidated Statements of Cash Flows		March 31
(Condensed and unaudited)	2019	2018
Operating Activities
Net earnings	$63,299	$52,979
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	89,181	81,439
Net gain on sale of property, plant & equipment and businesses	(7,297)	(4,164)
Contributions to pension plans	(2,320)	(102,443)
Share-based compensation expense	5,724	6,794
Deferred tax expense (benefit)	774	7,968
Cost of debt purchase	0	6,922
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(45,765)	39,832
Other, net	12,568	3,641
Net cash provided by operating activities	$116,164	$92,968
Investing Activities
Purchases of property, plant & equipment	(122,019)	(128,688)
Proceeds from sale of property, plant & equipment	6,512	1,701
Proceeds from sale of businesses	1,744	11,256
Payment for businesses acquired, net of acquired cash	1,122	(76,259)
Other, net	(7,237)	(34)
Net cash used for investing activities	$(119,878)	$(192,024)
Financing Activities
Proceeds from short-term debt	196,200	252,000
Payment of short-term debt	(150,700)	(52,000)
Payment of current maturities and long-term debt	(6)	(892,038)
Proceeds from issuance of long-term debt	0	850,000
Debt issuance and exchange costs	0	(45,513)
Settlements of interest rate derivatives	0	3,378
Purchases of common stock	0	(55,568)
Dividends paid	(40,939)	(37,176)
Share-based compensation, shares withheld for taxes	(14,137)	(24,159)
Net cash used for financing activities	$(9,582)	$(1,076)
Net decrease in cash and cash equivalents and restricted cash	(13,296)	(100,132)
Cash and cash equivalents and restricted cash at beginning of year	44,404	146,646
Cash and cash equivalents and restricted cash at end of period	$31,108	$46,514

Table D
Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended
		March 31
	2019	2018
Total Revenues
Aggregates [1]	$834,965	$699,657
Asphalt [2]	132,090	103,835
Concrete	83,637	100,962
Calcium	1,951	1,942
Segment sales	$1,052,643	$906,396
Aggregates intersegment sales	(56,132)	(51,922)
Total revenues	$996,511	$854,474
Gross Profit
Aggregates	$185,716	$148,221
Asphalt	(3,272)	246
Concrete	8,563	10,320
Calcium	668	547
Total	$191,675	$159,334
Depreciation, Depletion, Accretion and Amortization
Aggregates	$72,521	$65,953
Asphalt	8,550	7,002
Concrete	2,964	3,414
Calcium	60	69
Other	5,086	5,001
Total	$89,181	$81,439
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$628,607	$529,414
Aggregates - tons	45,637	40,532
Freight-adjusted sales price [4]	$13.77	$13.06
Other Products
Asphalt Mix - tons	2,022	1,820
Asphalt Mix - sales price	$55.91	$53.18

Ready-mixed concrete - cubic yards	670	816
Ready-mixed concrete - sales price	$123.94	$122.47

Calcium - tons	68	67
Calcium - sales price	$28.32	$28.96

[1]	Includes product sales (crushed stone, sand and gravel, sand, other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in thousands, except per ton data)
	Three Months Ended
		March 31
	2019	2018
Aggregates segment
Segment sales	$834,965	$699,657
Less: Freight & delivery revenues [1]	195,153	158,944
Other revenues	11,205	11,299
Freight-adjusted revenues	$628,607	$529,414
Unit shipment - tons	45,637	40,532
Freight-adjusted sales price	$13.77	$13.06

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities (we do not generate a profit associated with the transportation component of the selling price of the product). Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended
		March 31
	2019	2018
Aggregates segment
Gross profit	$185,716	$148,221
Segment sales	$834,965	$699,657
Gross profit margin	22.2%	21.2%
Incremental gross profit margin	27.7%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in thousands)
	Three Months Ended
		March 31
	2019	2018
Aggregates segment
Gross profit	$185,716	$148,221
Segment sales	$834,965	$699,657
Less: Freight & delivery revenues [1]	195,153	158,944
Segment sales excluding freight & delivery	$639,812	$540,713
Gross profit flow-through rate	29.0%	27.4%
Incremental gross profit flow-through rate	37.8%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended
		March 31
	2019	2018
Aggregates segment
Gross profit	$185,716	$148,221
Depreciation, depletion, accretion and amortization	72,521	65,953
Aggregates segment cash gross profit	$258,237	$214,174
Unit shipments - tons	45,637	40,532
Aggregates segment cash gross profit per ton	$5.66	$5.28

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

		(in thousands)
	Three Months Ended		TTM
		March 31		March 31
	2019	2018	2019	2018
Net earnings	$63,299	$52,979	$526,125	$609,243
Income tax expense (benefit)	10,693	(4,903)	121,045	(233,803)
Interest expense, net	32,934	37,774	132,583	294,783
(Earnings) loss on discontinued operations, net of tax	636	416	2,256	(5,980)
EBIT	$107,562	$86,266	$782,009	$664,243
Depreciation, depletion, accretion and amortization	89,181	81,439	353,988	315,841
EBITDA	$196,743	$167,705	$1,135,997	$980,084
Gain on sale of businesses	(4,064)	(2,929)	(4,064)	(13,437)
Property donation	0	0	0	4,290
Business interruption claims recovery	0	(1,694)	(559)	(1,694)
Charges associated with divested operations	0	0	18,545	16,683
Business development [1]	0	516	4,686	3,580
One-time employee bonuses	0	0	0	6,716
Restructuring charges	0	4,245	1,974	4,245
Adjusted EBITDA	$192,679	$167,843	$1,156,579	$1,000,467
Depreciation, depletion, accretion and amortization	(89,181)	(81,439)	(353,988)	(315,841)
Adjusted EBIT	$103,498	$86,404	$802,591	$684,626

[1]	Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS from continuing operations to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		TTM
		March 31		March 31
	2019	2018	2019	2018
Diluted EPS from continuing operations	$0.48	$0.40	$3.95	$4.48
Items included in Adjusted EBITDA above	(0.02)	0.00	0.11	0.09
Interest charges associated with debt purchase	0.00	0.00	0.00	0.02
Debt refinancing costs	0.00	0.04	0.00	0.75
Tax reform income tax savings	0.00	0.00	0.01	(1.99)
Alabama NOL carryforward valuation allowance	0.00	0.00	0.00	(0.21)
Adjusted Diluted EPS	$0.46	$0.44	$4.07	$3.14

The following reconciliation to the mid-point of the range of 2019 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2019 Projected EBITDA

(in millions)
Mid-point
Net earnings	$640
Income tax expense	160
Interest expense, net	130
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	360
Projected EBITDA	$1,290